TECHNOLOGY LICENSE AGREEMENT
(H2ONOW)

THIS AGREEMENT made the 26th day of November, 2001.

BETWEEN:

Melvin L. Prueitt, an individual having an address at 161 Cascabel, Los Alamos, NM 87544

(the "Licensor")

AND:

Sunspring Inc. (SUNS), a Nevada corporation having an address at 112C Longview Drive, Los Alamos, NM 87544

(the "Licensee")

WHEREAS:

1. RECITALS

1.1 Licensor is the owner of certain technology, including:

(a) technology to economically produce desalinated water from seawater or brackish water using solar energy (herein referred to as the "H2ONOW Technology"), for which there is a patent pending, and as further particularized in Schedule "A";

(b) technology similar to the H2ONOW Technology that uses off the shelf solar collectors (herein referred to as the "H2ONOW Modified Technology") as further particularized in Schedule "B";

(c) technology related to the use of a solar dish with a MECH recuperator (herein referred to as the "SDWATER Technology"), and as further particularized in Schedule "C"; and

(d) technology relating to the collection of solar energy during the day and storage thereof for night time use (herein referred to as the "SOLAWATT Technology"), as further particularized in U.S. Patent No. 6,223,743.

1.2 Licensor and Licensee desire to enter into a license for the Licensed Technology (as defined below). Licensee also desires to undertake to develop the Licensed Technology, to maintain the intellectual property rights in the Licensed Technology, and to be kept informed of all new developments available or known to Licensor hereafter that may be potentially relevant to Licensed Technology.

2. DEFINITIONS

As used in this Agreement the following terms shall, unless the context otherwise requires, have the following meanings:

2.1 "Confidential Information" means any information relating to or disclosed in the course of this Agreement which is or should be reasonably understood to be confidential or proprietary. "Confidential Information" does not include information: 1) already lawfully known to the receiving party, 2) disclosed in published materials, 3) generally known to the public, or 4) lawfully obtained from any third party.

2.2 "Field" means the collection and use of solar energy for the production of desalinated water.

2.3 "Licensed Product" means any product or device which incorporates any feature or element of the Licensed Technology.

2.4 "Commencement Date" means the date on the first page of this Agreement.

2.5 "Term" means the period from the Commencement Date to the earlier of: (a) twenty five years from the Commencement Date; or (b) the date this Agreement is terminated pursuant to Article 7 of this Agreement.

2.6 "Licensed Technology" means the following:

(a) the H2ONOW Technology, the H2ONOW Modified Technology, the SDWATER technology, and the SOLAWATT Technology;

(b) Any improvements, enhancements, and additions to any of the technologies listed in paragraph 2.6(a) and modifications and derivations thereto, conceived or reduced to practice by Licensor either before or during the Term; and

(c) Licensor's proprietary techniques and knowledge directly related to the technology listed in paragraph 2.6(a) known by Licensor either before or during the Term.

2.7 "Gross Receipts" means gross receipts from sales or leases of Licensed Products, including spare parts, components and sub-assemblies thereof, after deducting actual allowances for returned or defective goods, less trade discounts, but before cash discounts and sale of potable water.

2.8 "Affiliated Company" means a company: (a) in which Licensee owns at least 50% of the voting shares; (b) which owns at least 50% of the voting shares of Licensee; or (c) in which at least 50% of the shares thereof are owned by Affiliated Companies.

3. LICENSES

3.1 Grant of Licensed Technology. Licensor grants to Licensee during the Term the exclusive right and license throughout the world, to use the Licensed Technology (excluding the SOLAWATT Technology) and to manufacture, have manufactured, use, market, have marketed, sell and have sold Licensed Products.

3.2 Further Grant of Licensed Technology. Licensor grants to Licensee during the Term the exclusive right and license throughout the world, to use the SOLAWATT Technology in the Field. Licensor further grants Licensee during the Term the nonexclusive right and license throughout the world, to use the SOLAWATT Technology outside the Field.

3.3 Sublicenses. The rights in the Licensed Technology granted by Licensor to Licensee include the right to grant sublicenses, subject to the prior written consent of Licensor, such consent not to be unreasonably withheld.

3.4 Modifications and Improvements. Licensor will disclose to Licensee, as soon as reasonably practicable, all modifications, improvements and enhancements to the Licensed Technology.

3.5 Assignment. The licenses granted herein may be assigned in whole or in part by Licensee.

3.6 Exploitation of Licensed Rights. Licensee will make reasonable efforts to exploit the rights granted by this Agreement, with a view to generating royalties for Licensor.

4. REPRESENTATIONS

4.1 Representations by Licensor. Licensor represents that the following representations are true now and will be true with respect to the Licensed Technology.

(a) To the best of his knowledge, Licensor owns the exclusive right, free and clear of all liens, claims and restrictions of third parties, to use the Licensed Technology without infringing upon or otherwise acting adversely to any right or claimed right of others and to bring actions for the infringement of the Licensed Technology.

(b) To the best knowledge of Licensor, there is no pending or threatened claim or litigation against Licensor contesting Licensor's right to the Licensed Technology, nor does there exist any basis for such claim or litigation, nor has Licensor received any notice that any right of Licensor to the Licensed Technology conflicts with the asserted rights to others.

(c) The Technology License Agreement between Licensee and Licensor relating to the H2ONOW Technology has been terminated and is no force and effect.

(d) Licensor has not entered into any other agreements with other parties that would limit the rights granted to Licensee in this Agreement

5. CONFIDENTIALITY

5.1 Confidentiality.

(a) During and after the term of this Agreement, each party will keep confidential and not disclose to its employees, vendors, customers or others all Confidential Information disclosed to it by the other party under this Agreement except that, on a need to know basis, Licensee may disclose Confidential Information to employees, subcontractors, customers or others who have executed confidentiality agreements obligating them to Licensee at least to the same extent that Licensee is obligated to Licensor under this Article.

(b) Licensee will obtain from all prospective sublicensees confidentiality agreements covering information disclosed to them by Licensee. The agreements shall obligate the sublicensees to Licensee with respect to Confidential Information at least to the same extent the Licensee is obligated to Licensor under this Article.

6. ROYALITES

6.1 Licensed Technology. Licensee will pay Licensor (i) a royalty of 1% of Gross Receipts received by Licensee or an Affiliated Company and (ii) a royalty of 0.5% of the revenue received by Licensee from the sale of goods and services, including desalinated water and electricity, produced using the Licensed Technology in plants controlled by Licensee.

6.2 Form of Lease and Sale. Royalties payable under this Article will be paid for each Licensed Product that is leased or sold by or for Licensee or its sublicensees, regardless of whether the Licensed Product is sold or leased alone or incorporated into subassemblies or finished products.

6.3 Accounting Period. The accounting of royalties under this Article will be on the basis of one year periods ending on the anniversary of the Commencement Date, beginning with the one year period ending on the first anniversary of the Commencement Date. Each such one year period is called in this Agreement a "Royalty Period".

6.4 Minimum Royalties. For each Royalty Period indicated below, Licensee will pay Licensor the applicable minimum royalty:

Royalty Period ending on the / Minimum Royalty

1st Anniversary of the Commencement Date $0

2nd Anniversary of the Commencement Date $25,000

3rd Anniversary of the Commencement Date $25,000

4th Anniversary of the Commencement Date $50,000

5th Anniversary of the Commencement Date $75,000

6th Anniversary of the Commencement Date $100,000

Each Anniversary of the commencement Date beginning with the 7th $100,000

6.5 Statements and Payments to Licensor. Within 15 days following the end of each Royalty Period, Licensee will furnish Licensor with a written statement certified by Licensee, of the royalties due to Licensor hereunder for the Royalty Period, setting forth the computation of the royalties. The statement will also include information reasonably necessary to facilitate verification of the royalty calculation and the identification of Licensed Products for which royalties are due. Payment by Licensee will accompany each such statement.

6.6 Books of Account; Examination. Licensee will at all times keep complete, true and correct books of account containing a current record of leases, sales, sublicense royalties, and other data in sufficient detail to enable the royalties payable under this Agreement to be computed and verified. Subject to reasonable confidentiality restrictions and undertakings, Licensee will permit Licensor, Licensor's duly authorized agent, or an independent certified public accountant appointed by Licensor to have access for inspection and make copies of pertinent books of account at reasonable times during business hours.

6.7 Currency. All royalties due hereunder will be paid in United States Dollars. All royalties for a Royalty Period computed in other currency will be converted into United States Dollars at the buying rate for the transfer of such other currencies to United States Dollars on the date of payment, as quoted by The Chase Manhattan Bank, N.A., or other reputable international bank.

6.8 Taxes. In the event any national government imposes any taxes on any part of the payments by Licensee to Licensor required hereunder and requests Licensee to withhold taxes from such payment, Licensee may deduct such taxes from such payments. Tax receipts indicating payments or withholding of taxes on behalf of Licensor will be promptly submitted to Licensor. Licensee will cooperate with Licensor in a determination of the property of imposition of any such tax.

6.9 Exchange Restriction. In the event any national government imposes any exchange restriction applying to payments required under this Agreement, an account in the name of Licensor will be established in a financial institution of Licensor's choice in the country of such national government, and all monies due Licensor will be paid into such account, or, at Licensor's election, payment will be made to any account designated by Licensor that complies with such restriction.

7. TERM OF GRANTS AND TERMINATION

7.1 Termination of Agreement. This Agreement and the License granted pursuant to this Agreement will terminate upon the earliest to occur of the following events:

(a) Written notice by either party to the other party that the other party has committed a substantial breach of this Agreement, specifying such breach, if such breach is not cured within a 90 day period following receipt of such notice.

(b) Cessation of Licensee doing business with the Licensed Technology.

(c) The commencement of proceedings by or against Licensee under the Bankruptcy Code or state insolvency laws.

(d) Written notice by Licensor to Licensee if royalties payable in a Royalty Period by Licensee to Licensor under Article 6 do not equal or exceed the minimum royalty indicated in the applicable Royalty Period, unless Licensee pays Licensor a sum equal to the difference between such minimum royalty and the amount of royalties actually earned for such Royalty Period.

(e) The expiry of the Term.

7.2 License Following Termination. Following any termination of this Agreement other than as a result of breach by either party, Licensee, at its option, will be entitled to a license limited to: (i) all Licensed Products then on hand (whether in the possession of Licensee or its sublicensees, assignees, agents or distributors), (ii) all Licensed Products that Licensee (or such sublicensees, assignees, agents or distributors) can manufacture with materials then on hand that were specifically purchased for the purpose of manufacturing Licensed Products, and (iii) Licensed Products need to fill bona fide orders placed prior to the date of termination.

7.3 Royalty Payments. Licensee's obligation to pay royalties hereunder through the date of any termination of this Agreement will survive termination of this Agreement, and all such royalties will be due and payable within 30 days following such termination accompanied by the statement described in Article 6. After termination, royalties will continue to accrue hereunder upon the sale, lease, or other disposition of Licensed Products or goods and services produced using the Licensed Technology in plants controlled by Licensee.

8. MARKING

8.1 Affixed to Licensed Products. Licensee will affix (or require any sublicensee or assignee of Licensee to affix) to each Licensed Product or to the package containing such Licensed Product or to an insertion slip in the package with each Licensed Product, a legible notice reading: "Licensed under one or more of the following patents", followed by a list of patent numbers applicable to such Licensed Product.

9. INFRINGEMENT

9.1 Who May Sue. Upon learning of any infringement or misappropriation by any third party of any claim of any issued patent included within the Licensed Technology, either party will promptly notify the other party in writing of such infringement or misappropriation, giving details thereof. Licensor and Licensee both will have the option, either alone or jointly, to take such measures as may be required to terminate any infringement or misappropriation. When either party brings an infringement or misappropriation action, the other party may join as plaintiff and, whether or not it joins as a plaintiff, will cooperate and assist in the preparation and prosecution of the action.

9.2 Allocation of Expenses and Damages. In the case of mutual agreement on the institution of an infringement or misappropriation action against a third party, Licensee will bear one-half and Licensor will bear one-half of all expenses, unless one party declines to participate financially in the prosecution of such action, in which case the party declining to participate will be excused from bearing its share of such expenses and will be excluded from any share of the damages, fees, costs and penalties recovered. In the case of mutual agreement on the institution of an infringement or misappropriation action, Licensee will receive one-half and Licensor will receive one-half of all damages, fees, costs and penalties recovered that remain after first reimbursing each of them for any amounts expended in prosecuting such infringement or misappropriation action.

9.3 Defense of Licensed Technology. If any judicial, administrative or other action or proceeding is commenced in which any right purported to be granted to Licensee by this Agreement is challenged or is the subject of investigation, or in which the validity of any patent or patent claim that is part of Licensed Technology is challenged, Licensee (or its assignee), at its own expense, will have the obligation to defend against any such action or proceeding, in its own name or in the name of Licensor, or both. Licensor will cooperate fully in such defense. In each Royalty Period, Licensee may apply up to 50% of Royalties due Licensor in such Royalty Period to pay its attorney fees and other expenses of defense. Royalties applied to such fees and expenses will be included when determining the Minimum Royalty for such Royalty Period.

10. PATENT EXPENSES

10.1 During the Term:

(a) Licensee may, at its option, renew and maintain and pay all costs of renewing and maintaining the patents included in Licensed Technology.

(b) Licensee may cause Licensor to apply in Licensor's name for United States and non-United States patents which Licensee, in its reasonable discretion after consultation with Licensor, determines are necessary to exploit the rights and licenses granted hereunder. The legal expense to Licensor of applying for such patents will be paid by Licensee to Licensor.

11. NOTICES

11.1 Notices. All notices or other communications required by this Agreement will be in writing and will be hand delivered or sent by certified mail, and will be regarded as properly given if sent to the parties or their representatives at the addresses located below:

If to Licensee:

Sunspring Inc. (SUNS)
112 C Longview Drive
Los Alamos, New Mexico 87544

If to Licensor:

Melvin L. Prueitt
161 Cascabel
Los Alamos, New Mexico 87544

From time to time during the term of this Agreement, the parties may, at their discretion, designate other representatives, addresses or addressees.

12.1 EXPORT COMPLIANCE

12.1 Compliance With Law. At all times during the Term, Licensee and Licensor will comply in all respects with the Export Administration Act of 1979, 50 U.S.C. paragraph 2401, et seq., the Arms Export Control Act, both as from time to time amended, with regulations promulgated under either, and with administrative acts pursuant to either, and with other applicable statutes and regulations of the United States

13. BINDING EFFECT

13.1 Writing Required. This Agreement constitutes the complete agreement of the parties and cannot be modified except in writing signed by the parties. This Agreement shall bind, and inure to the benefit of, each of the parties and their personal representatives, successors in interest and any approved assigns of Licensee. This Agreement and all amendments hereto shall be governed by and construed and enforced in accordance with the laws of the State of New Mexico, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent was granted.

14. SURVIVAL

14.1 Survival. The provisions set forth in Articles 4, 5, 7, 8 and Articles 12 through 16 will survive the termination of any license granted hereunder and survive the termination of this Agreement.

15. COUNTERPARTS

15.1 Counterparts. This Agreement may be executed by facsimile and in several counterparts, each of which shall be deemed to be an original and all of which shall together constitute one and the same instrument.

16. ARBITRATION

16.1 Agreement to Arbitrate. All disputes between Licensee and Licensor arising under this Agreement shall be resolved by binding arbitration in Albuquerque, New Mexico, pursuant to the Commercial Arbitration Rules of the American Arbitration Association and the then current New Mexico Uniform Arbitration Act, and judgment upon the award may be entered in any court having jurisdiction.

DATED: Nov. 26, 2001

LICENSOR:

/s/ Melvin L. Prueitt
MELVIN L. PRUEITT

LICENSEE:

SUNSPRING INC. (SUNS)
a Nevada Corporation

By: Melvin L. Prueitt
Its: President

SCHEDULE "A"

H20NOW Technology

(not attached)

SCHEDULE "B"

The Modified H2ONOW technology system is the same as the H2ONOW Technology described in Schedule "A", except that it uses standard off-the-shelf solar thermal collectors to produce the hot water rather than the SOLAWATT collector. As the energy storage capacity of such standard collectors is small, a storage tank is used to store the hot water overnight.

SCHEDULE "C"

The SDWATER Technology is a system that uses a parabolic reflecting mirror (dish) to concentrate sunlight on a boiler that produces high-pressure steam, which turns a turbine. The turbine drives a pump that pumps seawater or brackish water into a reverse-osmosis unit to produce fresh water. A MECH recuperator is used to recover the energy of the brine effluent from the reverse-osmosis unit. The MECH recuperator consists of a MECH hydraulic motor connected to a MECH pump. The motor is driven by the high-pressure brine, and it drives the pump, which pumps additional seawater into the reverse-osmosis unit.